Exhibit 99.1

PRESS RELEASE

QRS Announces Early Termination of

Hart-Scott-Rodino Act Waiting Period

RICHMOND, Calif. – September 30, 2004 – QRS Corporation (Nasdaq: QRSI) announced that on September 28, 2004, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to QRS’ proposed merger with Inovis International, Inc.

QRS also announced today that it intends to mail its definitive proxy statement for the special meeting of QRS stockholders to be held on November 12, 2004, in connection with the merger on or about October 4, 2004.

About QRS

QRS (Nasdaq: QRSI) is a technology company that serves the global retail trading community. We offer collaborative commerce solutions that drive a new standard for global brand execution. At QRS, we manage the flow of critical commerce information and leverage our retail technology expertise to address fundamental industry challenges such as global data synchronization, mandate compliance, transaction management and global trade management. QRS solutions help approximately 9,800* customers expand into new markets and channels, improve operational efficiency and differentiate their brand. Learn more about QRS at www.qrs.com.

*Based on total, unique QRS corporate customers that purchased or licensed QRS products and services between July 1, 2003 and June 30, 2004.

# # #

Caution Required by Certain SEC Rules

In connection with the merger of Inovis International, Inc. (“Inovis”) and QRS Corporation (“QRS”), QRS will file a proxy statement for QRS’ special stockholder meeting with the Securities and Exchange Commission (“SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by QRS with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement (when available) and other documents filed by QRS with the SEC may also be obtained from QRS by directing a request to QRS, Attention: Stacey Giamalis, Secretary, 510.215.5000.

QRS and its directors and its executive officers may be deemed, under SEC rules, to be soliciting proxies from QRS’ stockholders in favor of the proposed merger. Information regarding the identity of these persons, and their interests in the solicitation, will be set forth in a Schedule 14A to be filed with the SEC, and will be available free of charge at the SEC website and public reference rooms, and from the QRS corporate secretary.

©2004 QRS Corporation. All Rights Reserved. QRS and the QRS logo are registered trademarks or trademarks of QRS Corporation in the United States and other countries. Trademarks of third parties are owned by their respective owners.

CONTACT:

Carolyn Bass Investor Relations Market Street Partner 510.965.4470 carolyn@marketstreetpartners.com	Katherine Post Calvert Media Relations QRS Corporation 510.965.4521 kcalvert@qrs.com